Exhibit 10.2

AMENDED KEY EMPLOYEE INCENTIVE PLAN

On January 20, 2015, Hipcricket, Inc. (the “Debtor”) filed a voluntary petition for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware.  Prior to the chapter 11 filing (the “Petition Date”), the Debtor executed an asset purchase agreement with SITO Mobile, Ltd., subject to higher and better offers to be submitted pursuant to a court approved auction process, and final court approval, in order to maximize the value of its assets for the benefit of all creditors.  At an auction on March 6, 2015, a competing bid (the “ESW Bid”) submitted by ESW Capital, LLC (“ESW Capital”) was determined to be the highest and best offer.  The ESW Bid contemplates a plan of reorganization (the “Plan”) with certain plan milestones, including, but not limited to, a confirmation date no later than June 3, 2015.

In order to incentivize the key employees of the Debtor (identified below) whose work is critical to confirming the Plan, the Debtor shall implement this amended incentive plan (the “KEIP”) conditioned upon confirming the Plan, with the support of the Official Committee of Unsecured Creditors (the “Committee”), on or before June 3, 2015.  The KEIP covers six officer or executive level employees (the “Eligible Employees”).  The Eligible Employees are (i) Todd Wilson, Chief Executive Officer and Chairman of the Board of Directors; (ii) Doug Stovall, President and Chief Operating Officer; (iii) David Hostetter, Chief Technology Officer; (iv) Kate Farley, Senior Vice President of Business Operations; (v) Ingrid Onstad, Controller; and (vi) Tiffany Bradford, Director of Finance.

Since the Debtor will still be operating pending confirmation of the Plan, the Eligible Employees must undertake a significant amount of work in connection with the proposed Plan, in addition to performing all of their regularly assigned tasks and responsibilities without any additional compensation.  The Debtor believes that the best efforts of the Eligible Employees are absolutely necessary to meeting the milestones set forth in the ESW Bid.

Performance Goals

If the Plan is confirmed, with the support of the Committee, by June 3, 2015, the Eligible Employees shall receive an aggregate payment in an amount equal to $400,000 (the “Bonus Pool”).  The Eligible Employees shall receive an amount of the Bonus Pool as set forth in the table attached hereto as Appendix A, on the effective date of the Plan.

Additional Terms

An Eligible Employee must be employed by the Debtor on the effective date of the Plan in order to receive an incentive payment under the KEIP.  However, if an Eligible Employee’s employment with the Debtor is terminated without Cause, or due to death or disability, prior to the effective date of the Plan, then such Eligible Employee shall be entitled to receive any payments that would have become due under the KEIP had the Eligible Employee been employed through such effective date.

For purposes of the preceding paragraph, “Cause” means (i) an Eligible Employee’s failure to materially perform the duties for which he or she is employed, (ii) an Eligible Employee’s willful violation of a material Debtor’s policy, (iii) an Eligible Employee’s commission of any act or acts of fraud, embezzlement, dishonesty, or other willful misconduct, (iv) an Eligible Employee’s material breach of any of his or her obligations under any written agreement or covenant with the Debtor, or (v) an act of dishonesty on the part of the Eligible Employee resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Debtor.

Payments under the KEIP are subject to and conditioned upon approval of the KEIP by the Bankruptcy Court presiding over the Debtor’s chapter 11 case.  If Bankruptcy Court approval is not obtained, the KEIP shall be null and void and the Debtor will have no obligation to make the payments under this KEIP.

Except as provided herein, payments under the KEIP will be in lieu of any other postpetition performance bonus or retention compensation otherwise payable to the Eligible Employees by the Debtor.  Payments under the KEIP shall not be in lieu of any severance payments (if any) that may be due and owing to a Eligible Employee pursuant to any severance plan approved by the Bankruptcy Court in this case.

Except as otherwise provided herein, upon approval of this KEIP by the Bankruptcy Court, the Eligible Employees, in consideration of the benefits offered under this KEIP, shall release the Debtor and all of the Debtor’s present or former directors, shareholders, officers, agents, financial advisors, attorneys, employees, partners, affiliates, representatives and their respective property from any and all claims and causes of action which the Eligible Employees may have in connection with their employment by the Debtor in any capacity whatsoever, including as board members and/or officers of the Debtor, and including, but not limited, to any claim or cause of action the Eligible Employees may have for unpaid salary, commissions and any claims arising under any employment agreement by and between any Eligible Employee and the Debtor (the “Claims”), provided, however, that the foregoing shall not operate as a waiver of or release of any Claims that an Eligible Employee may have for claims against the Debtor for indemnification that arise from such employee’s status, to the extent applicable, as an officer or director of the Debtor pursuant to applicable law.

This KEIP will constitute the entire agreement among the Debtor and the Eligible Employees and will replace and supersede any and all prior agreements, promises, proposals, representations, understandings and negotiations among the parties.

Dated: __________________	_________________________________
Todd Wilson
Chief Executive Officer and Chairman

Dated: __________________	_________________________________
Doug Stovall
President and Chief Operating Officer

Dated: __________________	_________________________________
David Hostetter
Chief Technology Officer

Dated: __________________	_________________________________
Kate Farley
Sr. Vice Pres. of Business Operations

Dated: __________________	_________________________________
Ingrid Ornstad
Controller

Dated: __________________	_________________________________
Tiffany Bradford
Director of Finance

APPENDIX A

KEIP Payments
Employee	KEIP Bonus
Todd Wilson	$205,556
Doug Stovall	$82,222
David Hostetter	$28,055.50
Kate Farley	$28,055.50
Ingrid Onstad	$28,055.50
Tiffany Bradford	$28,055.50
Total	$400,000.00